EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Select Comfort Corporation:


We consent to incorporation by reference in the registration statements on Form S-8 (No. 333-70493, No. 333-79157, No. 333-80755, and No. 333-84329) of Select
Comfort Corporation, of our reports dated February 2, 2001, except as to Notes 1 and 10 which are as of April 12, 2001, relating to the consolidated balance sheets of Select Comfort Corporation and subsidiaries, as of December 30, 2000, and January 1, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows and the related financial statement schedule for each of the fiscal years in the three-year period ended December 30, 2000, which reports appear in the Annual Report on Form 10-K of Select Comfort Corporation for the fiscal year ended December 30, 2000.

Our report dated February 2, 2001, except as to Notes 1 and 10 which are as of April 12, 2001, contains an explanatory paragraph that states that the Company has negative cash flows that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

                                  /s/ KPMG LLP

Minneapolis, Minnesota
April 16, 2001